EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Option Plan of Global Eagle Entertainment Inc. of our report dated August 8, 2013, with respect to the consolidated financial statements of Advanced Inflight Alliance AG as of December 31, 2012 and 2011 and for the three years ended December 31, 2012, included in its Current Report on Form 8-K/A (Amendment No. 3) dated August 9, 2013, filed with the Securities and Exchange Commission.

/s/ Bostedt	/s/ Richter
Bostedt	Richter
Wirtschaftsprüfer	Wirtschaftsprüfer
[German Public Auditor]	[German Public Auditor]

Ernst & Young GmbH
Wirtschaftsprüfungsgesellschaft

Munich, Germany
December 23, 2013